EXHIBIT D-3


                  [Letterhead of the MPSC]


                         April 7, 1998


Mr. Jonathan G. Katz
Secretary
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Mr. Katz:

     Entergy Corporation ("Entergy") and Entergy
Mississippi, Inc. ("EMI") have advised the Mississippi Public Service Commission ("MPSC") that Entergy has requested SEC approval for an increase in its authority for investments in exempt wholesale generators and foreign utility companies (collectively "Exempt Projects") from 50% to 100% of Entergy's consolidated retained earnings. In connection with such activities, Entergy has requested that the MPSC provide to you a certification of MPSC's authority to protect the ratepayers of EMI. The MPSC and Entergy have agreed to a set of conditions appropriate to ensure that the retail ratepayers within its jurisdiction are protected from adverse consequences of Entergy's increased investment in Exempt Projects, a copy of which conditions are attached hereto.

     As the regulatory body having jurisdiction over the retail electric rates of EMI in the State of Mississippi, please be advised that the MPSC: 1) has the authority and jurisdiction to protect the ratepayers of EMI; and 2) intends to exercise such authority.

     This certification is applicable to all exempt wholesale generators and foreign utility companies in which Entergy or its subsidiaries seek to obtain an ownership interest. The certification is subject to being revised or withdrawn by the MPSC in the future. Entergy Corporation has represented that it will timely inform the MPSC of any efforts by Entergy to seek an ownership interest in other exempt wholesale generators and foreign utility companies.

                         Sincerely,


                         Mississippi Public Service
                         Commission


                         /s/ Bo Robinson
                         Chairman Bo Robinson


                         /s/ George Byars
                         Vice-Chairman George Byars


                         /s/ Commissioner Nielsen Cochran
                         Commissioner Nielsen Cochran


/pw

Enclosure

cc: Robert G. Waites
    Robert C. Grenfell